Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
One Manhattan West
FIRM/AFFILIATE
OFFICES
-----------
BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
-----------
ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

New York, NY 10001
________
TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

June 29, 2026

Sinda Ltd.
Antiguo Camino a Don Diego S/N
Fraccionamiento Mi Bendición, Interior 6
San Miguel de Allende, Guanajuato, Mexico 37898

Re:
Sinda Ltd.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Sinda Ltd., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of up to 22,922,341 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2020 Long Term Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (“Rules and Regulations”).

Sinda Ltd.
June 29, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)
the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)
a copy of the Plan;

(c)
an executed copy of a certificate of Jaime Cortés Álvarez, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)
a copy of the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 23, 2026 (the “Certificate of Incorporation”), certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below;

(e)
a copy of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 29, 2026 (the “Restated Certificate of Incorporation”), certified pursuant to the Secretary’s Certificate as being in effect on the date hereof;

(f)
a copy of the Company’s Bylaws, certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below;

(g)
a copy of the Company’s Amended and Restated Bylaws (the “Restated Bylaws”), certified pursuant to the Secretary’s Certificate as being in effect on the date hereof; and

(h)
a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan and certain related matters, adopted by unanimous written consent on June 23, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Restated Certificate of Incorporation.

Sinda Ltd.
June 29, 2026

In rendering the opinion stated herein, we have also assumed that (i) the Plan Shares will be issued in book-entry form and an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Plan Shares have been or will be properly recorded in the books and records of the Company, (iii) each award agreement under which options, including incentive stock options and nonqualified stock options, stock appreciation rights, stock awards, including deferred stock units, restricted stock and restricted stock units, performance awards and cash awards have been or will be granted pursuant to the Plan (each, an “Award Agreement”) is or will be consistent with the Plan, (iv) each Award Agreement has been or will be duly authorized, validly executed and delivered by the parties thereto, (v) the Company’s authorized capital stock is as set forth in the Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations, (vi) the Company will continue to have sufficient authorized shares of Common Stock, (vii) except to the extent expressly stated in the opinion contained herein, the issuance of the Plan Shares does not and will not violate any statute to which the Company or such issuance is subject and (viii) the issuance of the Plan Shares does not and will not conflict with or constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Restated Certificate of Incorporation or the Restated Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Plan Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Plan Shares, the Plan Shares will be validly issued, fully paid and nonassessable.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sinda Ltd.
June 29, 2026

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

JAW